EXHIBIT 99.1

Company Contact:	Deb Merrill
Chief Financial Officer
(864) 232-5200 x 6621

Investor Relations Contact:	Bill Zima
Integrated Corporate Relations
(203) 682-8200
Delta Apparel, Inc. to Acquire Fun-Tees, Inc.
DULUTH, Ga.—August 18, 2006—Delta Apparel, Inc. (AMEX:DLA) today announced that it has signed an asset purchase agreement to acquire substantially all of the net assets of privately held Fun-Tees, Inc. The acquisition is expected to close on or around Monday, October 2, 2006, subject to the satisfaction of various closing conditions.
The purchase price for the transaction is $20 million in cash, subject to certain post-closing adjustments, including an adjustment based on the actual working capital purchased. Delta Apparel expects to finance the purchase through an amendment to its asset-based secured revolving credit facility. The agreement can be terminated under various circumstances, including, among others, by Delta Apparel if it is unable to obtain satisfactory financing and by either party if the transaction fails to close by October 31, 2006.
Fun-Tees, Inc. is in the business of designing, manufacturing, marketing, and selling private labeled custom knit t-shirts primarily to major branded sportswear companies. Delta Apparel believes that the strength of Fun-Tees is its flexibility to custom-manufacture products in a variety of garment styles, fabrics and colors. Fun-Tees was founded in 1972 and is headquartered in Concord, North Carolina.
Delta Apparel expects to integrate the Fun-Tees textile operations into its Maiden, North Carolina facility during fiscal year 2007 and to maintain the Fun-Tees off-shore cutting, sewing and decorating facilities located in El Salvador and Campeche, Mexico. Delta Apparel expects the Fun-Tees acquisition to increase the activewear segment sales by approximately $70 million in sales on an annual basis and be immediately accretive to per share earnings.

Robert W. Humphreys, President and CEO of Delta Apparel, commented, “We are excited to welcome Fun-Tees to our expanding business operations. Fun-Tees will enhance our Activewear segment through its private label programs and off-shore decorating capabilities. We believe their integration into our Activewear platform will result in improved manufacturing efficiencies and cost savings in our combined business. The acquisition of Fun-Tees is expected to be immediately accretive to our earnings, even with the costs associated with the integration of the Fun-Tees textile operations into our existing facility, which will take place during this fiscal year. The management team at Fun-Tees will continue to operate the business from its current location in Concord, North Carolina. All of us at Delta Apparel look forward to working with them to continue to grow the business.”
Lewis Reid, Chief Executive Officer of Fun-Tees, said, “We are excited to be teaming up with Delta Apparel. This acquisition will give us the resources necessary to improve our manufacturing operations to support our continued sales growth.”
About Delta Apparel, Inc.
Delta Apparel, Inc., along with its wholly owned subsidiaries, M. J. Soffe Co. and Junkfood Clothing Company, is a marketer, designer, manufacturer and distributor of high quality branded and private label apparel. We specialize in selling a variety of casual and athletic tops and bottoms, embellished and unembellished T-shirts, and fleece products for the ever-changing apparel market. We focus on our broad distribution of products, currently serving over 13,000 customers. We sell our products to specialty, high-end and mid-tier retail stores, sporting goods stores, screen printers and private label accounts. In addition, certain products are sold in college bookstores and to the U.S. Military. Our operations are in the United States, Honduras and Mexico and we employ approximately 3,900 worldwide. Additional information on our company is available at www.deltaapparel.com.
Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, the ability to achieve synergies in connection with the Fun-Tees acquisition and to integrate it successfully into our business, the ability to obtain consents and fulfill other conditions required for the closing of the acquisition, changes in the retail demand for apparel products, the cost of raw materials, competitive conditions in the apparel and textile industries, the relative strength of the United States dollar as against other currencies, changes in United States trade regulations, the discovery of unknown conditions (such as with respect to environmental matters and similar items) and other risks described from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. We do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.